Exhibit 10.2

June 11, 2015

Mitchell Gendel, General Counsel
MDC Partners Inc.
745 5th Avenue, 19th Floor
New York, NY 10151

                RE: Resignation from Board of Directors

Dear Mitch,

                This letter confirms my resignation as a member of the Board of Directors of MDC Partners Inc., effective as of July 1, 2015.  I will continue to serve as an executive officer (Vice Chairman) of MDC Partners notwithstanding my resignation from the Board of Directors, and I will continue to be covered by MDC Partners’ D&O insurance coverage.

As we discussed and agreed, this resignation will not be deemed to be a breach in any respect of my obligations as an executive officer under my Employment Agreement with MDC Partners.  Similarly, this resignation from the Board of Directors will also not be deemed to be “Good Reason” under my Employment Agreement.

To confirm, each of the parties’ respective obligations and responsibilities under my Employment Agreement will continue in full force and effect notwithstanding my resignation as a member of the Board of Directors of MDC Partners.

Sincerely,

/s/ Stephen Pustil

Stephen Pustil, Vice Chairman
MDC Partners Inc.